Exhibit 99.1

Lucid Diagnostics Closes Series B / B-1 Preferred Stock Offering and Appoints Healthcare Industry Veteran Dennis Matheis to Board of Directors

Final closing yields total gross proceeds of $29.8 million from offering

Mr. Matheis serves as President and CEO of Sentara Health, one of the largest not-for-profit integrated health systems in the U.S., which encompasses hospitals, a physician group, and an affiliated health plan

NEW YORK, May 7, 2024 - Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”) a commercial-stage, cancer prevention medical diagnostics company, and majority-owned subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced the Company has closed a Series B-1 Preferred Stock offering led by one of the Company’s long-time institutional investors, with gross proceeds of $11.6 million, bringing the total Series B / B-1 gross proceeds to $29.8 million. The offering provides the Company with significant working capital to execute its business plan as it approaches critical reimbursement milestones. The Company also announced that its Board of Directors has appointed healthcare industry veteran Dennis Matheis to serve as a Director, effective May 6, 2024.

“We are gratified by the vote of confidence from these long-term investors in Lucid’s future,” said Lishan Aklog, M.D., Lucid’s Chairman and Chief Executive Officer. “With this preferred stock offering completed, we have strengthened our balance sheet and meaningfully extended our runway to support our operations as we prepare for upcoming, transformational reimbursement milestones. As the Company will be accelerating its engagement with both public and private payors as it works towards these milestones, the Board felt it would be valuable to add deep, specialized expertise in healthcare delivery and health insurance to the Board. We are extremely fortunate that Dennis Matheis, a leading industry figure, has agreed to join the Lucid team.”

Series B / B-1 Preferred Stock Offering

On May 6, 2024, Lucid issued to certain accredited investors shares of Series B-1 Preferred Stock for aggregate gross proceeds of $11.6 million. The Series B-1 Preferred Stock is convertible into common stock after the six-month anniversary of its issuance. The holders of Series B-1 Preferred Stock will be entitled to dividends, payable in common stock, on the first and second anniversary of closing, provided they have not converted, and therefore remain holders of, Series B-1 Preferred Stock as of such date. Previously, in March 2024, the Company closed on $18.6 million in gross proceeds from a Series B Preferred Stock offering on comparable terms. With this Series B-1 closing, Lucid has now completed its approximately $30 million, Board-approved Series B Preferred Stock offering.

For more details concerning the Series B Preferred Stock offering, please see the Company’s Current Reports on Form 8-K filed on March 14, 2024 and May 7, 2024.

Appointment of Dennis Matheis to Board of Directors

Dennis Matheis brings over three decades of experience in healthcare industry leadership, including in healthcare delivery and health insurance across large national and regional health plans. Mr. Matheis currently serves as the President and Chief Executive Officer of Virginia-based Sentara Health, one of the twenty largest not-for-profit integrated health systems in the country with nearly $13 billion in annual revenue and over 32,000 employees. Sentara encompasses twelve acute care hospitals in the Mid-Atlantic region with over 120,000 admissions per year, a medical group with over 1,500 clinicians and more than 2.8 million patient visits per year, and an affiliated health plan, Sentara Health Plans (SHP), with over one million covered lives. Before becoming CEO, he was the Executive Vice President of Sentara and the President of SHP. Prior to joining Sentara, Mr. Matheis spent 13 years in leadership roles at Anthem, Inc., one of the largest health insurance plans in the United States. He served as President of Anthem’s Central Region and Exchanges encompassing six states and representing $12 billion in annual revenue. Mr. Matheis previously served in senior leadership roles at Anthem Blue Cross and Blue Shield of Missouri, CIGNA Healthcare and Humana Health Plan, as well as Advocate Health Care in Chicago.

Mr. Matheis earned his Bachelor of Science degree in Accounting from the University of Kentucky and practiced as a Certified Public Accountant before entering the healthcare industry. He serves as Co-Chair of the Hampton Roads Executive Roundtable. He also serves on the Board of Directors of the Virginia Chamber of Commerce – Team Virginia, DarioHealth (Nasdaq: DRIO), and on the Board of Directors and Executive Committee of America’s Health Insurance Plans (AHIP).

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device - the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of Lucid’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of Lucid’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance Lucid’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from Lucid’s clinical and preclinical studies; whether and when Lucid’s products are cleared by regulatory authorities; market acceptance of Lucid’s products once cleared and commercialized; Lucid’s ability to raise additional funding as needed; and other competitive developments. In addition, Lucid continues to monitor the COVID-19 pandemic and the pandemic’s impact on Lucid’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond Lucid’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect Lucid’s future operations, see Part I, Item 1A, “Risk Factors,” in Lucid’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by Lucid Diagnostics after its most recent Annual Report. Lucid disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Matt Riley

PAVmed and Lucid Diagnostics

610.348.8926

mjr@pavmed.com